As filed with the Securities and Exchange Commission on August 17, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDC PARTNERS INC.
(Exact Name of Registrant as Specified in its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	7311 (Primary Standard Industrial Classification Code Number)	98-0364441 (I.R.S. Employer Identification Number)

45 Hazelton Avenue, Toronto, Ontario M5R 2E3 Canada
(416) 960-9000
(Address of Registrant’s Principal Executive Offices)

2005 STOCK INCENTIVE PLAN (AS AMENDED ON JUNE 1, 2007);
RESTRICTED STOCK GRANTED PURSUANT TO AN EMPLOYMENT AGREEMENT
(DATED JULY 19, 2007)
(Full Title of the Plans)

Mitchell Gendel, Esq.
General Counsel
950 Third Avenue, New York, New York 10022
(646) 429-1803
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Arthur H. Kohn, Esq.
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2000

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2005 Stock Incentive Plan (As amended on June 1, 2007)	Class A subordinate voting shares	1,000,000	$9.69(2)	$9,690,000	$ 297.48(2)

Restricted Stock Granted Pursuant to an Employment Agreement dated July 19, 2007	Class A subordinate voting shares	35,000	$9.69(2)	$339,150	$ 10.41(2)

TOTAL	Class A subordinate voting shares	1,035,000	--	$10,029,150	$307.89

(1)
Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2005 Stock Incentive Plan (as amended on June 1, 2007) (the “2005 Plan”) and the Restricted Stock Grant Agreement dated August 10, 2007 with respect to the 35,000 shares of restricted stock granted pursuant to Employment Agreement dated July 19, 2007 (collectively, the “Restricted Stock Grant Agreement”) as a result of stock splits, stock dividends or similar adjustments of the outstanding Class A subordinate voting shares of MDC Partners Inc. (the “Registrant”).

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) and based upon the average of the high and low prices of the Class A subordinate voting shares of the Registrant as reported on the NASDAQ on August 13, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 15, 2007 (the “Annual Report”);

(ii) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

(iii) The description of the Registrant’s Class A subordinate voting shares (the “Shares”) contained in the Registrant’s registration statement on Form S-1, filed with the Commission on March 28, 2006.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.01 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Canada Business Corporations Act (the “Act”) provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses reasonably incurred by the director or officer in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where such an officer or director was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred by the officer or director in connection with the defense of any civil, criminal, investigative or other proceeding to which he or she was subject by reason of being a director or officer.

The Registrant’s bylaws provide that, except as otherwise provided for in the Act, as amended, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person firm or corporation with whom or which any of the moneys, securities or effects of the Registrant shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Registrant, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his or her respective office or trust or in relation thereto, unless the same happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly and in good faith with a view to the best interests of the Registrant and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Registrant shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Registrant, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Registrant shall be employed by or shall perform services for the Registrant otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Registrant, the fact of his or her being a director or officer of the Registrant shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

In addition, under the Registrant’s bylaws, subject to Section 124 of the Act, every director and officer of the Registrant and his or her heirs, executors, administrators and other legal personal representatives shall from time be indemnified and save harmless by the Registrant from and against (a) any liability and all costs, charges and expenses that he or she sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him or her for or in respect of anything done or permitted by him or her in respect of the execution of the duties of his or her office; and (b) all other costs, charges and expenses that he or she sustains or incurs in respect of the affairs of the Registrant. The Registrant shall also indemnify any such person in other circumstances as the Act permits or requires.

The Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”) provides that no member of the committee of the Board of Directors of the Registrant responsible for administration of the 2005 Plan shall be liable for any action, omission, or determination relating to the 2005 Plan and the Registrant shall indemnify and hold harmless each member of such committee and each other director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the 2005 Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the committee) arising out of any action, omission or determination relating to the 2005 Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Registrant.

The Registrant also carries liability insurance covering officers and directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Articles of Amalgamation, dated January 1, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on May 10, 2004);

4.2	Articles of Continuance, dated June 28, 2004 (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q filed on August 4, 2004);

4.3	General By-law No. 1, as amended on April 29, 2005 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K filed on March 15, 2007);

4.4
2005 Stock Incentive Plan (as amended on June 1, 2007) of the Registrant, adopted by the shareholders of the Registrant on May 26, 2005 (incorporated by reference to Exhibit C to the Registrant’s Form DEF filed on April 27, 2007);

4.5.1	Employment Agreement of David Doft dated July 19, 2007 (incorporated by referenced to Exhibit 10.7 of the Registrant’s Form 10-Q filed on August 7, 2007).

4.5.2	Restricted Stock Grant Agreement dated August 10, 2007 (filed herewith);

5.1	Opinion of Stikeman Elliott LLP, as to the legality of the issuance of the ordinary shares offered hereby.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of BDO Seidman LLP, Independent Auditors.

23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of August, 2007.

MDC PARTNERS INC.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Miles Nadal and Mitchell Gendel with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of August, 2007.

Signature	Title	Date

/s/	Chairman, President and	August 17, 2007
(Miles S. Nadal)	Chief Executive Officer

/s/	Presiding Director	August 17, 2007
(Robert Kamerschen)

/s/	Chief Financial Officer	August 17, 2007
(David Doft)

/s/	Senior Vice President and	August 17, 2007
(Michael Sabatino)	Chief Accounting Officer

/s/	Director	August 17, 2007
(Clare Copeland)

/s/	Director	August 17, 2007
(Thomas N. Davidson)

/s/	Director	August 17, 2007
(Jeffrey Epstein)

/s/	Director	August 17, 2007
(Scott Kauffman)

/s/	Director	August 17, 2007
(Michael J. Kirby)

/s/	Director	August 17, 2007
(Stephen M. Pustil)

/s/	Authorized U.S. Representative	August 17, 2007
(Mitchell Gendel, Esq.)

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Articles of Amalgamation, dated January 1, 2004	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q dated May 10, 2004

4.2	Articles of Continuance, dated June 28, 2004	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q dated August 4, 2004

4.3	General By-law No. 1, as amended on April 29, 2005	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K dated March 15, 2007

4.4	2005 Stock Incentive Plan (as amended on June 1, 2007)	Incorporated by reference to Exhibit C of the Registrant’s Proxy Statement on Form DEF dated April 27, 2007

4.5	Stock Appreciation Rights Plan, dated as of April 22, 2004, as amended	Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on May 5, 2006

4.5.1	Employment Agreement between the Company and David Doft, as Chief Financial Officer (effective August 10, 2007) dated July 19, 2007	Incorporated by reference to Exhibit 10.7 to the Company’s Form 10-Q filed on August 8, 2007

4.5.2	Restricted Stock Grant Agreement dated August 10, 2007	Filed herewith

5.1	Opinion of Stikeman Elliott LLP, as to the legality of the issuance of the ordinary shares offered hereby	Filed herewith

23.1	Consent of KPMG LLP, Independent Auditors	Filed herewith

23.2	Consent of BDO Seidman LLP, Independent Auditors	Filed herewith

23.3	Consent of Stikeman Elliott LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included on signature pages